AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 2001.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               NARA BANCORP, INC.
             (Exact name of registrant as specified in its charter)

Delaware                                                     95-4170121
(State or other jurisdiction                                 (I.R.S. Employer
incorporation or organization)                               Identification
                                                             No.)

                               3701 Wilshire Blvd.
                          Los Angeles, California 90010
               (Address of principal executive offices) (Zip Code)

               NARA BANCORP, INC. 2001 NARA BANK 1989 CONTINUATION
                                STOCK OPTION PLAN

               NARA BANCORP, INC. 2001 NARA BANK 2000 CONTINUATION
                            LONG TERM INCENTIVE PLAN

                              (Full title of plans)

                                Benjamin B. Hong
                      President and Chief Executive Officer
                       3701 Wilshire Boulevard, Suite 200
                          Los Angeles, California 90010
                                 (213) 639-1700
                     (Name and address of agent for service)

           Telephone number, including area code, of agent for service

                                 WITH A COPY TO:

                              T. J. Grasmick, Esq.
                         Manatt, Phelps & Phillips, LLP
                          11355 West Olympic Boulevard
                          Los Angeles, California 90064
                            Telephone (310) 312-4000




                         CALCULATION OF REGISTRATION FEE

========================= ====================== ======================= ====================== ======================
        Title of
     Securities to            Amount to be           Offering price            Aggregate              Amount of
     be registered             registered               Per unit            Offering price        registration fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common stock,                   1,123,139           $2.54-$17.26(2)        $14,034,363(2)             $3,509
$0.001 par value
========================= ====================== ======================= ====================== ======================

(1) This Registration Statement covers, in addition to the number of shares of Common Stock stated above, such indeterminate number of shares as may become available under the Plans as a result of the adjustment provisions thereof.
(2) Calculated pursuant to Rule 457 based on actual option exercise prices and on the average of the high and low price of the Registrant's common stock as of April 4, 2001.

                                    PART II.
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                     INCORPORATION OF DOCUMENTS BY REFERENCE

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by Nara Bancorp, Inc. (the
"Registrant" or the "Company" or "Nara Bancorp") with the Securities and Exchange Commission (the "SEC") are incorporated in this Registration Statement by reference:

         (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the latest prospectus filed by the Registrant as part of an effective registration statement filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act") or (c) under the Exchange Act, which contains, either directly or by incorporation by reference, audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

         (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports or the prospectus referred to in (a) above.

         All other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES

         Nara Bancorp's certificate of incorporation authorizes the issuance of up to 10,000,000 shares of Nara Bancorp common stock, $0.001 par value. Currently, Nara Bancorp has 5,471,857 shares of common stock outstanding. Nara Bancorp's certificate of incorporation does not provide for any other class of stock.

         Nara Bancorp common stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of Nara Bancorp common stock are fully paid and nonassessable. Nara Bancorp is empowered by Delaware law to buy its shares of stock from its shareholders at the mutual accord of the shareholder and Nara Bancorp.

         Holders of Nara Bancorp common stock are entitled to one vote, in person or by proxy, for each share of Nara Bancorp common stock held of record in the shareholder's name on the books of Nara Bancorp as of the record date on any matter submitted to the vote of the shareholders. Cumulative voting in the election of directors is not available to shareholders of Nara Bancorp. Each share of Nara Bancorp common stock has the same rights, privileges and preferences as every other share and will share equally in Nara Bancorp's net assets upon liquidation or dissolution after satisfaction of liabilities.

         Nara Bancorp's shareholders are entitled to dividends when, and if, declared by Nara Bancorp's board of directors out of funds legally available therefor, and after satisfaction of the prior rights of holders of outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the laws of Delaware).

         Nara Bancorp's bylaws provide that a special meeting of the shareholders may be called by, among others, a holder or holders of 10% or more of the outstanding voting shares. Nara Bancorp's bylaws provide that any action that is required or permitted to be taken by shareholders at an annual or special meeting may be taken by a written consent without a meeting, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted, signed the consent.

         Nara Bancorp is covered by the anti-takeover provisions in Delaware law, which may discourage a future takeover attempt in which shareholders might receive a premium for their shares over the then-current market price and may make removal of incumbent management more difficult.

         The Delaware General Corporation Law provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as Nara Bancorp, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if: (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder). Nara Bancorp is governed by this provision.

         Certain provisions of Nara Bancorp's bylaws will impede changes in majority control of the board of directors. Nara Bancorp's bylaws provide that:

     - the size of the board of directors may be increased or decreased either by a majority vote of the whole board or a majority vote of the outstanding capital stock entitled to vote;

     - any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office;

     - a director, in general, may only be removed by the affirmative vote of a majority of the shares eligible to vote; and

     - nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding capital stock of Nara Bancorp entitled to vote for the election of directors.

         Nominations, other than those made by or on behalf of the management of Nara Bancorp, must be made in writing and be delivered or mailed to the president of Nara Bancorp not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors. If less than 21 days' notice of the meeting is given to the shareholders, theses nominations shall be mailed or delivered to the president of Nara Bancorp before the close of business on the seventh day following the day on which the notice of meeting was mailed. This notification shall contain the name and address of each proposed nominee, the principal occupation of each proposed nominee, the total number of shares of capital stock of Nara Bancorp for each proposed nominee, the name and residence address of the notifying shareholder, and the number of shares of capital stock of Nara Bancorp owned by the notifying shareholder. Nominations not made in accordance with these procedures may be disregarded by the chairman of the meeting, and upon his instructions, the vote tellers may disregard all votes cast for each such nominee.

         Amendments to Nara Bancorp's certificate of incorporation require the approval of a majority vote of Nara Bancorp's board of directors and also by a majority of the outstanding shares of Nara Bancorp's voting stock. Nara Bancorp's bylaws may be amended by a majority vote of the board of directors or the affirmative vote of a majority of the total votes eligible to be voted at a duly constituted meeting of shareholders.

         Nara Bancorp is authorized to issue common stock from time to time under its certificate of incorporation. In the event of a proposed merger, tender offer or other attempt to gain control of Nara Bancorp that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of shares of common stock that would impede the completion of such a transaction. An effect of the possible issuance of common stock, therefore, may be to deter a future takeover attempt.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides that its directors and officers shall be indemnified to the fullest extent permissible under Delaware law. The Certificate of Incorporation also provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company's Bylaws provide that the Company shall indemnify any director, officer, employee or agent of the Company for reasonable expenses actually incurred in connection with any proceeding to which he or she was made a party by reason of his or her having served the Company as a director, officer, employee or agent; provided, that no person shall be indemnified if found liable to the Company as a result of an action or suit by or in the right of the Company, and that any indemnification amount shall be approved by a majority of the Board of Directors who were not parties to the action or suit, or by the stockholders.

         Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or alleged breach of the director's "duty of care." While this statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director's duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

         Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted under Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company's Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

         Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

Item 8.  EXHIBITS

                                    EXHIBITS

4.1           Form of Warrant Agreement (1)

4.2           Form of  Warrant Certificate (1).

5.1           Opinion of Manatt, Phelps & Phillips.

23.1          Consent of Manatt, Phelps & Phillips (see Exhibit 5.1).

23.2          Consent of Deloitte & Touche, LLP.

24.1          Power of Attorney (contained on signature page)

99.1          Nara Bancorp, Inc. 2001 Nara Bank 1989 Continuation Stock Option
              Plan

99.2          Nara Bancorp, Inc. 2001 Nara Bank 2000 Continuation Long Term
              Incentive Plan.

99.3 Form of Option Agreement for Nara Bancorp, Inc. 2001 Nara Bank 1989 Continuation Stock Option Plan

99.4 Form of Option Agreement for Nara Bancorp, Inc. 2001 Nara Bank 2000 Continuation Long Term Incentive Plan

(1) Exhibit incorporated by reference from Registrant's Registration Statement on Form S-2, as amended, file number 333-50126, filed with the SEC on August 5, 2000.

                                  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; PROVIDED, HOWEVER, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on March 31, 2001.

NARA BANCORP, INC.



By  /s/  Benjamin Hong
   -----------------------------------------
         Benjamin Hong
         President
         and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin Hong and Bon T. Goo, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                                     TITLE                     DATE


/s/ Benjamin Hong              President                          March 31, 2001
----------------------------   and Chief Executive
Benjamin Hong                  Officer (Principal
                               Executive Officer),
                               Director


/s/ Bon T. Goo                 Executive Vice President and       March 31, 2001
----------------------------   Chief Financial Officer
Bon T. Goo                     (Principal Financial
                               Officer, Principal
                               Accounting Officer)


/s/ Thomas Chung               Chairman of the Board              March 31, 2001
----------------------------
Thomas Chung

/s/ Chang Hee Kim              Director                           March 31, 2001
----------------------------
Chang Hee Kim

/s/ Yang Hwan Kim              Director                           March 31, 2001
----------------------------
Yang Hwan Kim

/s/ John M. Park               Director                           March 31, 2001
----------------------------
John M. Park

/s/ Brian B. Woo               Director                           March 31, 2001
----------------------------
Brian B. Woo